Exhibit 99.1

Farmer Bros. Co. Reports Third Quarter Fiscal 2019 Financial Results

NORTHLAKE, Texas, May 7, 2019 (GLOBE NEWSWIRE) - Farmer Bros. Co. (NASDAQ: FARM) (the "Company") today reported financial results for its third fiscal quarter ended March 31, 2019.

Third Quarter Fiscal 2019 Highlights:

•	Volume of green coffee processed and sold increased by 0.1 million to 27.9 million pounds, a 0.5% increase over the prior year period;

◦	Green coffee pounds processed and sold through our DSD network were 9.2 million, or 33.2% of total green coffee pounds processed and sold

◦	Direct ship customers represented 17.9 million, or 64.1%, of total green coffee pounds processed and sold

◦	Distributor customers represented 0.8 million pounds, or 2.7%, of total green coffee pounds processed and sold

•	Net sales were $146.7 million, a decrease of $11.2 million, or 7.1%, from the prior year period;

•	Gross margin decreased to 27.2% from 33.1% in the prior year period, while operating expenses as percentage of sales improved to 31.4% from 34.9% in the prior year period;

•	Net loss was $51.7 million compared to net loss of $2.2 million in the prior year period; and

•	Adjusted EBITDA was $4.5 million compared to $10.6 million in the prior year period.*

(*Adjusted EBITDA, a non-GAAP financial measure, is reconciled to its corresponding GAAP measure at the end of this press release.)

“The Company’s third quarter results are not acceptable in terms of what we aim to deliver for our shareholders,” said Chris Mottern, Interim CEO. “There were a number of unexpected costs and execution issues in the period that negatively impacted the Company’s financial results. Given these issues and our year-to-date results, we are taking a cautious approach in our outlook and are updating our targeted Adjusted EBITDA range for fiscal 2019 to $34 million to $36 million.”

Mottern continued, “We have already begun taking corrective actions, putting new operational controls and processes in place, and will be working to determine what additional steps we need to take to put Farmer Brothers on the path to improved results and enhanced value for our shareholders. We continue to believe in the underlying long-term earnings power of Farmer Brothers’ business, and we are operating with a sense of urgency.”

Third Quarter Fiscal 2019 Results:

Selected Financial Data

The selected financial data presented below under the captions “Income statement data,” “Operating data” and “Other data” summarizes certain performance measures for the three and nine months ended March 31, 2019 and 2018 (unaudited). Reported prior periods have been retrospectively adjusted to reflect the impact of certain changes in accounting principles and corrections to previously issued financial statements adopted in the fourth quarter of fiscal 2018, and the adoption of new accounting standards in the three and nine months ended March 31, 2019 that required retrospective application.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018
(In thousands, except per share data)
Income statement data:
Net sales	$146,679	$157,927	$453,892	$457,006
Gross margin	27.2%	33.1%	31.1%	33.8%
Loss from operations	$(6,102)	$(2,785)	$(7,678)	$(931)
Net loss	$(51,749)	$(2,193)	$(64,835)	(18,414)
Net loss available to common stockholders per common share—diluted	$(3.05)	$(0.14)	$(3.84)	$(1.12)

Operating data:
Coffee pounds	27,873	27,733	80,719	80,034
EBITDA	$639	$4,785	$2,109	$22,657
EBITDA Margin	0.4%	3.0%	0.5%	5.0%
Adjusted EBITDA	$4,535	$10,644	$27,945	$33,600
Adjusted EBITDA Margin	3.1%	6.7%	6.2%	7.4%

Other data:
Capital expenditures related to maintenance	$4,434	$5,621	$17,001	$17,373
Total capital expenditures	$7,273	$11,217	$30,393	$27,466
Depreciation and amortization expense	$7,600	$7,397	$23,230	$22,727

EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.

Net sales in the third quarter of fiscal 2019 were $146.7 million, a decrease of $11.2 million, or 7.1%, from the prior year period. The decrease in net sales was driven primarily by declines in revenues and volume of green coffee processed and sold through the DSD network, the impact of lower coffee prices for our cost plus customers and a reduction in revenues due to higher customer attrition related to the Boyd Business integration and route optimization.

Gross profit in the third quarter of fiscal 2019 was $39.9 million, a decrease of $12.4 million, or 23.7% from the prior year period and gross margin decreased to 27.2% from 33.1%. The decrease in gross profit was primarily driven by lower net sales of $11.2 million between the periods and higher cost of goods sold. Margin was negatively impacted by higher mark downs on slow moving inventory, higher manufacturing costs driven by downtime associated with certain aging production infrastructure, higher coffee brewing equipment and labor costs associated with increased installation activities during the period, higher manufacturing variances due to lower volumes and unfavorable shift in customer mix. Margin impact was partially offset by lower green coffee prices.

Operating expenses in the third quarter of fiscal 2019 decreased $9.1 million, or 16.5%, to $46.0 million, from $55.1 million, and as a percentage of net sales declined to 31.4% compared to 34.9% of net sales, in the prior year period. The reduction was primarily due to the absence of a $3.8 million in impairment losses on intangible assets reported in the third quarter of fiscal 2018, a $3.3 million decrease in selling expenses and a $2.9 million decrease in general and administrative expenses.

The decrease in selling expenses was primarily due to synergies achieved through the Boyd Business acquisition and headcount reductions and other efficiencies from DSD route optimization, partially offset by higher insurance and employee benefit costs. The decrease in general and administrative expenses was associated primarily with synergies achieved through the Boyd Business acquisition and the conclusion of the transition services and co-manufacturing agreements with Boyd Coffee at the beginning of October 2018 and lower acquisition and integration costs.

As a result of the foregoing factors, loss from operations in the third quarter of fiscal 2019 was $6.1 million, as compared to loss from operations of $2.8 million in the prior year period.

Interest expense in the third quarter of fiscal 2019 increased $0.4 million to $3.0 million as compared to $2.5 million in the prior year period principally due to higher outstanding borrowings on our revolving credit facility primarily related to the Boyd Business acquisition.

Other expense, net in the third quarter of fiscal 2019 decreased by $1.3 million to $0.5 million in the quarter compared to $1.8 million in the prior year period primarily due to increased mark-to-market losses on coffee-related derivative instruments not designated as accounting hedges.

Income tax expense was $43.2 million in the third quarter of fiscal 2019 as compared to income tax benefit of $1.3 million in the prior year period. The higher tax expense of $43.2 million in the current year quarter is primarily due to a reassessment of the Company’s deferred tax valuation allowance based on prevailing accounting guidance related to historical and anticipated income. The valuation reduction of $44.6 million in deferred tax assets recorded in the three months ended March 31, 2019 does not limit the Company’s ability to use the underlying deferred tax assets against future profits.

As a result of the foregoing factors, net loss was $51.7 million in the third quarter of fiscal 2019 as compared to net loss of $2.2 million in the prior year period. Net loss available to common stockholders was $51.9 million, or $(3.05) per common share available to common stockholders-diluted, in the third quarter of fiscal 2019, compared to net loss available to common stockholders of $2.3 million, or $(0.14) per common share available to common stockholders-diluted, in the prior year period.

Non-GAAP Financial Measures:

EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.

Adjusted EBITDA was $4.5 million in the third quarter of fiscal 2019, as compared to Adjusted EBITDA of $10.6 million in the prior year period, and Adjusted EBITDA Margin was 3.1% in the third quarter of fiscal 2019, as compared to Adjusted EBITDA Margin of 6.7% in the prior year period.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.

Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of over $600 million in fiscal 2018 and has approximately 1,529 employees nationwide. The Company’s primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, China Mist® and Boyds®.

Investor Conference Call

Chris Mottern, Interim CEO, and David Robson, Treasurer and CFO, will host an audio-only investor conference call today, May 7, 2019, at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review the Company’s financial results for the third quarter ended March 31, 2019. The Company’s earnings press release will be available on the Company’s website at www.farmerbros.com under “Investor Relations.”

The call will be open to all interested investors through a live audio web broadcast via the Internet at https://edge.media-server.com/m6/p/63q4onti and at the Company’s website www.farmerbros.com under “Investor Relations.”  The call also will be available to investors and analysts by dialing Toll Free: 1-(844) 423-9890 or international: 1-(716) 247-5805. The passcode/ID is 7783905.

The audio-only webcast will be archived for at least 30 days on the Investor Relations section of the Farmer Bros. Co. website, and will be available approximately two hours after the end of the live webcast.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “could,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward- looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the success of our corporate relocation plan, the timing and success of implementation of our direct-store-delivery restructuring plan, our success in consummating acquisitions and integrating acquired businesses, the impact of capital improvement projects, the adequacy and availability of capital resources to fund our existing and planned business operations and our capital expenditure requirements, the relative effectiveness of compensation-based employee incentives in causing improvements in Company performance, the capacity to meet the demands of the Company’s large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the success of the Company to retain and/or attract qualified employees, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, the effectiveness of our hedging strategies in reducing price risk, changes in consumer preferences, our ability to provide sustainability in ways that do not materially impair profitability, changes in the strength of the economy, business conditions in the coffee industry and food industry in general, the Company's continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, as well as other risks described in this press release and other factors described from time to time in the Company's filings with the SEC. The results of operations for the three and nine months ended March 31, 2019 are not necessarily indicative of the results that may be expected for any future period.

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018
Net sales	$146,679	$157,927	$453,892	$457,006
Cost of goods sold	106,779	105,629	312,513	302,349
Gross profit	39,900	52,298	141,379	154,657
Selling expenses	34,422	37,754	111,323	112,736
General and administrative expenses	11,306	14,157	32,063	39,822
Restructuring and other transition expenses	26	52	4,700	311
Net gains from sale of spice assets	(203)	(110)	(593)	(655)
Net losses (gains) from sales of other assets	451	(590)	1,564	(446)
Impairment losses on intangible assets	—	3,820	—	3,820
Operating expenses	46,002	55,083	149,057	155,588
Loss from operations	(6,102)	(2,785)	(7,678)	(931)
Other (expense) income:
Dividend income	—	1	—	12
Interest income	—	—	—	2
Interest expense	(2,981)	(2,547)	(9,165)	(7,221)
Pension settlement charge	—	—	(10,948)	—
Other, net	495	1,817	2,105	5,782
Total other expense	(2,486)	(729)	(18,008)	(1,425)
Loss before taxes	(8,588)	(3,514)	(25,686)	(2,356)
Income tax expense (benefit)	43,161	(1,321)	39,149	16,058
Net loss	$(51,749)	$(2,193)	$(64,835)	$(18,414)
Less: Cumulative preferred dividends, undeclared and unpaid	134	128	400	257
Net loss available to common stockholders	$(51,883)	$(2,321)	$(65,235)	$(18,671)
Net loss available to common stockholders per common share—basic	$(3.05)	$(0.14)	$(3.84)	$(1.12)
Net loss available to common stockholders per common share—diluted	$(3.05)	$(0.14)	$(3.84)	$(1.12)
Weighted average common shares outstanding—basic	17,003,206	16,760,145	16,982,247	16,727,624
Weighted average common shares outstanding—diluted	17,003,206	16,760,145	16,982,247	16,727,624

FARMER BROS. CO.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share data)

	March 31, 2019	June 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$12,194	$2,438
Accounts receivable, net	65,755	58,498
Inventories	100,370	104,431
Income tax receivable	346	305
Short-term derivative assets	144	—
Prepaid expenses	7,082	7,842
Total current assets	185,891	173,514
Property, plant and equipment, net	191,250	186,589
Goodwill	36,224	36,224
Intangible assets, net	29,528	31,515
Other assets	9,962	8,381
Deferred income taxes	—	39,308
Total assets	$452,855	$475,531
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	62,810	56,603
Accrued payroll expenses	15,831	17,918
Short-term borrowings under revolving credit facility	—	89,787
Short-term obligations under capital leases	57	190
Short-term derivative liabilities	5,543	3,300
Other current liabilities	7,548	10,659
Total current liabilities	91,789	178,457
Long-term borrowings under revolving credit facility	123,000	—
Accrued pension liabilities	46,776	40,380
Accrued postretirement benefits	17,949	20,473
Accrued workers’ compensation liabilities	4,938	5,354
Other long-term liabilities	2,619	1,812
Total liabilities	$287,071	$246,476
Commitments and contingencies (Note 22)
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized; Series A Convertible Participating Cumulative Perpetual Preferred Stock, 21,000 shares authorized; 14,700 shares issued and outstanding as of March 31, 2019 and June 30, 2018; liquidation preference of $15,489 and $15,089 as of March 31, 2019 and June 30, 2018, respectively	15	15
Common stock, $1.00 par value, 25,000,000 shares authorized; 17,004,561 and 16,951,659 shares issued and outstanding as of March 31, 2019 and June 30, 2018, respectively	17,005	16,952
Additional paid-in capital	57,321	55,965
Retained earnings	155,072	220,307
Unearned ESOP shares	—	(2,145)
Accumulated other comprehensive loss	(63,629)	(62,039)
Total stockholders’ equity	$165,784	$229,055
Total liabilities and stockholders’ equity	$452,855	$475,531

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)
	Nine Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(64,835)	$(18,414)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	23,160	22,727
Provision for doubtful accounts	1,886	369
Impairment losses on intangible assets	—	3,820
Change in estimated fair value of contingent earnout consideration	—	(500)
Restructuring and other transition expenses, net of payments	1,956	(1,084)
Deferred income taxes	40,078	15,698
Pension settlement charge	10,948	—
Net losses (gains) from sales of spice assets and other assets	971	(1,101)
ESOP and share-based compensation expense	3,095	2,892
Net losses on derivative instruments and investments	9,228	305
Change in operating assets and liabilities:
Proceeds from sales of trading securities	—	375
Accounts receivable	(7,651)	(8,417)
Inventories	3,937	(7,348)
Income tax receivable	1,621	162
Derivative assets (liabilities), net	(13,229)	(6,129)
Prepaid expenses and other assets	(1,441)	921
Accounts payable	8,466	7,554
Accrued payroll expenses and other current liabilities	(7,786)	353
Accrued postretirement benefits	(2,524)	(1,353)
Other long-term liabilities	(380)	(2,476)
Net cash provided by operating activities	$7,500	$8,354
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	$—	$(39,608)
Purchases of property, plant and equipment	(30,393)	(25,889)
Purchases of assets for construction of New Facility	—	(1,577)
Proceeds from sales of property, plant and equipment	143	1,565
Net cash used in investing activities	$(30,250)	$(65,509)
Cash flows from financing activities:
Proceeds from revolving credit facility	$50,642	$76,513
Repayments on revolving credit facility	(17,417)	(18,249)
Payments of capital lease obligations	(185)	(878)
Payment of financing costs	(1,041)	(560)
Proceeds from stock option exercises	507	1,062
Net cash provided by financing activities	$32,506	$57,888
Net increase in cash and cash equivalents	$9,756	$733
Cash and cash equivalents at beginning of period	2,438	6,241
Cash and cash equivalents at end of period	$12,194	$6,974

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (continued)
(In thousands)
	Nine Months Ended March 31,
	2019	2018
Supplemental disclosure of non-cash investing and financing activities:
Net change in derivative assets and liabilities included in other comprehensive loss, net of tax	$(4,943)	$(4,681)
Non-cash additions to property, plant and equipment	$739	$2,146
Non-cash portion of earnout receivable recognized—spice assets sale	$592	$183
Non-cash receivable from West Coast Coffee—post-closing final working capital adjustment	$—	$218
Non-cash portion of earnout payable recognized—West Coast Coffee acquisition	$1,000	$—
Non-cash consideration given—Issuance of Series A Preferred Stock	$—	$11,756
Non-cash Multiemployer Plan Holdback payable recognized—Boyd Coffee acquisition	$—	$1,056
Non-cash Boyd Coffee - post-closing working capital adjustment	$2,277	$—
Cumulative preferred dividends, undeclared and unpaid	$400	$257

Non-GAAP Financial Measures

In addition to net (loss) income determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measures in assessing our operating performance:
“EBITDA” is defined as net (loss) income excluding the impact of:

•	income taxes;

•	interest expense; and

•	depreciation and amortization expense.
“EBITDA Margin” is defined as EBITDA expressed as a percentage of net sales.
“Adjusted EBITDA” is defined as net (loss) income excluding the impact of:

•	income taxes;

•	interest expense;

•	(loss) income from short-term investments;

•	depreciation and amortization expense;

•	ESOP and share-based compensation expense;

•	non-cash impairment losses;

•	non-cash pension withdrawal expense;

•	restructuring and other transition expenses;

•	net gains and losses from sales of assets;

•	non-cash pension settlement charges; and

•	acquisition and integration costs.

“Adjusted EBITDA Margin” is defined as Adjusted EBITDA expressed as a percentage of net sales.
Restructuring and other transition expenses are expenses that are directly attributable to (i) the corporate relocation plan, consisting primarily of employee retention and separation benefits, pension withdrawal expense, facility-related costs and other related costs such as travel, legal, consulting and other professional services; and (ii) the DSD restructuring plan, consisting primarily of severance, prorated bonuses for bonus eligible employees, contractual termination payments and outplacement services, and other related costs, including legal, recruiting, consulting, other professional services, and travel.
Beginning in the first quarter of fiscal 2019, for purposes of calculating EBITDA and EBITDA Margin and Adjusted EBITDA and Adjusted EBITDA Margin, we have excluded the impact of interest expense resulting from the adoption of ASU 2017-07 because such interest expense is not reflective of our ongoing operating results.

In the second quarter of fiscal 2019, we modified the calculation of Adjusted EBITDA and Adjusted EBITDA Margin to exclude a non-cash pretax pension settlement charge resulting from the amendment and termination of the Farmer Bros. Plan effective December 1, 2018. This modification to our non-GAAP financial measures was made because such expenses are not reflective of our ongoing operating results and adjusting for them will help investors with comparability of our results.

We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets.
We believe that EBITDA facilitates operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA and EBITDA Margin because (i) we believe that these measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry, (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness, and (iii) we use these measures internally as benchmarks to compare our performance to that of our competitors.
EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
Prior year periods set forth in the tables below have been retrospectively adjusted to reflect the impact of certain changes in accounting principles and corrections to previously issued financial statements, and the adoption of new accounting standards in the three and nine months ended March 31, 2019 that required retrospective application.
Set forth below is a reconciliation of reported net loss to EBITDA (unaudited):

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands)	2019	2018	2019	2018
Net loss, as reported	$(51,749)	$(2,193)	$(64,835)	$(18,414)
Income tax expense (benefit)	43,161	(1,321)	39,149	16,058
Interest expense (1)	1,627	902	4,565	2,286
Depreciation and amortization expense	7,600	7,397	23,230	22,727
EBITDA	$639	$4,785	$2,109	$22,657
EBITDA Margin	0.4%	3.0%	0.5%	5.0%
____________
(1) Excludes interest expense of $1.4 million and $1.6 million in each of the three months ended March 31, 2019 and 2018, respectively, and $4.7 million and $4.9 million in each of the nine months ended March 31, 2019 and 2018, respectively, resulting from the adoption of ASU 2017-07.
Set forth below is a reconciliation of reported net loss to Adjusted EBITDA (unaudited):

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands)	2019	2018	2019	2018
Net loss, as reported	$(51,749)	$(2,193)	$(64,835)	$(18,414)
Income tax expense (benefit)	43,161	(1,321)	39,149	16,058
Interest expense(1)	1,627	902	4,565	2,286
Depreciation and amortization expense	7,600	7,397	23,230	22,727
ESOP and share-based compensation expense	1,238	1,048	3,095	2,892
Restructuring and other transition expenses(2)	26	52	4,700	311
Net gains from sale of spice assets	(203)	(110)	(593)	(655)
Net losses (gains) from sales of other assets	451	(590)	1,564	(446)
Impairment losses on intangible assets	—	3,820		3,820
Acquisition and integration costs	2,384	1,639	6,122	5,021
Pension settlement charge	—	—	10,948	—
Adjusted EBITDA	$4,535	$10,644	$27,945	$33,600
Adjusted EBITDA Margin	3.1%	6.7%	6.2%	7.4%
____________
(1) Excludes interest expense of $1.4 million and $1.6 million in each of the three months ended March 31, 2019 and 2018, and $4.7 million and $4.9 million in each of the nine months ended March 31, 2019 and 2018, respectively, resulting from the adoption of ASU 2017-07.

(2) In the nine months ended March 31, 2019, includes $3.4 million, including interest, assessed by the WC Pension Trust representing the Company’s share of the WCTPP unfunded benefits due to the Company’s partial withdrawal from the WCTPP as a result of employment actions taken by the Company in 2016 in connection with the Corporate Relocation Plan, net of payments of $0.8 million in the nine months ended March 31, 2019.

Contact:
Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish / Kaitlin Kikalo
212-355-4449